Exhibit 99.1    Text of Spam regarding Swordfish Financial, Inc.

Traders,

Stocks climbing to 10 times their original price are rare breeds but they're not impossible to find. We are constantly scouring the wires, databases, periodicals and continuously researching each Sector to find innovative companies we consider to be undiscovered growth opportunities with the potential to give traders multi bagger profits.

Swordfish Financial (SWRF) specializes in the recovery of abandoned assets. These assets include cash and gold accounts held both domestically and internationally. It is estimated that 9 in 10 Americans are owed cash that sits unclaimed year after year.

A conservative estimate is $40 billion waiting to be reclaimed by 80 million owners. The total is growing by billions more each year - thanks to recent changes in the law and an ageing population.

But that's just what states are holding!

1) Social Security Administration - $478 million (unclaimed benefit checks)

2) FDIC - $200 million (unclaimed deposits from failed banks)

3) Federal Bankruptcy Courts - $200 million (unpaid distributions to creditors)

Unclaimed asset vaults around the world have been handed over to SWRF.PK "Swordfish Financial" for recovery with values that could exceed $Trillion.

SWRF CEO Mike Alexander stated, "The first steps that we are focused on are simple, not easy, but simple enough that I am confident the recovery process is going to soon become a smooth and most of all common part of Swordfish Financial's Cash Flow resulting in a significantly higher price valuation for our company's stock." Timing is everything and like the man said, don't tell me what to buy, tell me when to buy it. This is the mood in the current financial environment so we are suggesting that now is the time to buy SWRF. No caveats, no wiggle room, now is the time!

Don't miss your chance to get in on the ground floor of SWRF! Pure-penny stocks react quite aggressively to market exposure. Remember to always adjust your stop loss orders higher and take profits on the way up.

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